EXHIBIT 10.66
[Translation]

DATED THIS 18TH DAY OF NOVEMBER 2016

Between

MICRON SEMICONDUCTOR ASIA CAPITAL II PTE. LTD.
as Borrower

DBS BANK LTD.,
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH,
ING BANK N.V., SINGAPORE BRANCH,
MALAYAN BANKING BERHAD, SINGAPORE BRANCH,
AND
OVERSEA-CHINESE BANKING CORPORATION LIMITED
as Mandated Lead Arrangers and Bookrunners

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1
as Original Lenders

DBS BANK LTD. as Facility Agent

DBS BANK LTD. as Security Agent

and

DBS BANK LTD. as Account Bank

US$800,000,000 FACILITY AGREEMENT

THIS FACILITY AGREEMENT is made on 18th November 2016

BETWEEN:

(1)
MICRON SEMICONDUCTOR ASIA CAPITAL II PTE. LTD. (Reg. No.: 201626339Z) a company incorporated under the laws of Singapore, with its registered address at 1 North Coast Drive, Singapore 757432, as borrower (the "Borrower");

(2)
DBS BANK LTD., THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH, ING BANK N.V., SINGAPORE BRANCH, MALAYAN BANKING BERHAD, SINGAPORE BRANCH AND OVERSEA-CHINESE BANKING CORPORATION LIMITED as mandated lead arrangers and bookrunners (the "Mandated Lead Arrangers and Bookrunners");

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as original lenders (the "Original Lenders");

(4)	DBS BANK LTD. as facility agent of the other Finance Parties (the "Facility Agent");

(5)	DBS BANK LTD. as security agent of the other Finance Parties (the "Security Agent"); and

(6)	DBS BANK LTD. as account bank (the "Account Bank").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Approved Fund" means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by:

(a)	a Lender;

(b)	an Affiliate of a Lender; or

an entity or an Affiliate of an entity that administers or manages a Lender.

"Approved Manufacturer" means a manufacturer listed in the valuation report referred to in paragraph 4(c) of Part I of Schedule 2 (Conditions Precedent) or any other manufacturer appointed by the Borrower with the approval of the Lenders.

"Approved Replacement Equipment" means the equipment that replaces any unit of the Leased Equipment pursuant to Clause 19.5(b)(iv).

"Approved Valuer" means Equvo Limited or any other independent professional valuer appointed by the Borrower with the approval of the Lenders.

“ASML Equipment” means Equipment manufactured by ASML Holding N.V. or by any of its Affiliates.

"Assignment of Lease and Charge over Escrow Account" means the assignment of the Equipment Lease Agreement and the charge over the Escrow Account by the Borrower in favour of the Security Agent.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)
in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling:

(a)	90 days after the date of this Agreement, in relation to the first Utilisation Date; and

(b)	190 days after the date of the first Utilisation Date, in relation to each other Utilisation Date.

"Available Commitment" means a Lender's Commitment under the Facility minus:

(a)	the amount of its participation in any outstanding Loans under the Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time and in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"Basel III" means:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

"Break Costs" means the amount (if any), as determined by a Lender, by which:

(d)
the interest which that Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or an Unpaid Sum to the next Interest Payment Date in respect of that Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on that Interest Payment Date, exceeds:

(e)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the next Interest Payment Date.

"Business Day" means:

(a)
in relation to any payments under the Finance Documents, a day (other than a Saturday or Sunday or gazetted public holiday) on which commercial banks and the relevant financial markets are open for general business in Singapore and New York;

(b)
for the purposes of the definition of Quotation Day, a day (other than a Saturday or Sunday or gazetted public holiday) on which banks are open for general business in Singapore, New York and London; and

(c)	in any other case, a day (other than a Saturday or Sunday or gazetted public holiday) on which banks are open for general business in Singapore.

"Capitalisation Date" means the date on which Equipment was placed into commercial operation by the Lessee as referred to in the internal books and records of the Lessee.

"Charge over Equipment" means the charge over the Equipment and the Leased Equipment by the Borrower in favour of the Security Agent.

"Charged Assets" means the assets from time to time subject, or expressed to be subject, to all or any of the Security created or expressed to be created pursuant to any Security Document.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means:

(a)
in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it under this Agreement,

(in each case), to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate delivered pursuant to Clause 18.2 (Compliance Certificate) and signed by two directors of the Borrower substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"CRD IV" means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.

"CRR" means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.

"Default" means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"Equipment" means the semiconductor equipment purchased or to be purchased by the Borrower, as purchaser from the Lessee, as seller pursuant to each Purchase Agreement.

"Equipment Lease Agreement" means the master equipment lease agreement (in form and substance satisfactory to the Lenders) dated on or about the date of this Agreement entered into by the Borrower, as lessor and the Lessee, as lessee, together with all equipment lease schedules substantially in the form set out in Exhibit A thereto (each, a "Equipment Lease Schedule") executed from time to time, pursuant to which the Borrower will lease the Leased Equipment to the Lessee.

"Escrow Account" means account no. 0003-034088-01-5 denominated in US Dollars in the name of the Borrower maintained with the Account Bank.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Event of Default" means any event or circumstance specified as such in Clause 21 (Events of Default).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing (which in the case of an Original Lender, shall be in Singapore) on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations, instructions or other official guidance, as amended from time to time;

(b)
any treaty, law, regulation, instruction or other official guidance enacted or amended in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law, regulation, instruction or other official guidance referred to in paragraph (a) above;

(c)
any agreement pursuant to the implementation of any treaty, law, regulation, instruction or other official guidance referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction; or

(d)
any treaty, law, regulation, instruction or other official guidance analogous to paragraphs (a) or (b) enacted or amended in any other jurisdiction from time to time, and any agreement pursuant to the implementation of any such treaty, law, regulation, instruction or other official guidance with any governmental or taxation authority in any jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters between a Finance Party and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

"Final Maturity Date" means the date falling 60 Months after the first Utilisation Date.

"Finance Document" means this Agreement, any Security Document, any Fee Letter and any other document designated as such by the Facility Agent and the Borrower.

"Finance Party" means the Facility Agent, the Security Agent, a Mandated Lead Arranger and Bookrunner or a Lender.

"Financial Indebtedness" means, with respect to any person, without double counting, any obligation (other than non-recourse obligations) of that person for borrowed moneys and any obligation evidenced by bonds, debentures, notes or other similar instruments.

"GAAP" means generally accepted accounting principles, standards and practices in the jurisdiction of incorporation of the Borrower or (as the case may be) the Guarantor.

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

"Group" means the Guarantor, the Lessee, the Borrower and its subsidiaries.

"Guarantor" means Micron Technology, Inc., a corporation incorporated under the laws of the State of Delaware, with its registered address at 2711 Centerville Road, Suite 400, City of Wilmington County of New Castle, State of Delaware, 19808, United States of America.

"Guaranty" means the guaranty executed or to be executed by the Guarantor in favour of the Security Agent guaranteeing the Borrower's obligations under the Finance Documents.

"Holding Company" means, in relation to an entity, any other entity in respect of which it is a Subsidiary.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

"Information Package" means the information concerning the Group contained in the documents dated 20 July 2016 approved by the Borrower which, at the Borrower's request and on its behalf, was prepared in relation to this transaction and distributed by the Guarantor to selected financial institutions before the date of this Agreement.

"Insurance Proceeds" means all insurance proceeds received by or on behalf of the Borrower (whether by way of claims, return of premiums, ex gratia settlements or otherwise) relating to, or in connection with the Leased Equipment.

"Interest Payment Date" means the last day of an Interest Period.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Screen Rate" means, in relation to LIBOR for any Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

"Lease Agreement Event of Default" means an Event of Default (as defined in the Equipment Lease Agreement).

"Leased Equipment" means the Equipment set out in Schedule 7 (Leased Equipment) and such other Equipment as set out in the Equipment Lease Agreement from time to time, each of which had a Capitalisation Date which occurred less than 24 Months (and in the case of ASML Equipment, 36 Months) prior to the date such Equipment is included under and is made subject to the Equipment Lease Agreement, and shall also include (i) all accessories, additions, attachments, parts, repairs, replacements, substitutions and upgrades thereto from time to time, and (ii) the Approved Replacement Equipment.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case, has not ceased to be a Party in accordance with the terms of this Agreement.

"Lessee" means Micron Semiconductor Asia Pte. Ltd., Reg. No.:199802941W a company incorporated under the laws of Singapore, with its registered address at 1 North Coast Drive, Singapore 757432.

"Liabilities" means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower and the Guarantor to the Finance Parties under or in connection with the Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

"LIBOR" means:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the relevant Interest Period) the Interpolated Screen Rate for a Loan; or

(c)	if:

(i)	no Screen Rate is available for US Dollars; or

(ii)	no Screen Rate is available for the relevant Interest Period and it is not possible to calculate an Interpolated Screen Rate for that Interest Period,

the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by the Reference Banks to leading banks in the London interbank market (as supplied to the Facility Agent at its request), as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for US Dollars and for a period equal in length to the relevant Interest Period.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means:

(a)
if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 50 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50 per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 50 per cent. of the Loans then outstanding.

"Margin" means 2.4 per cent. per annum.

"Material Adverse Effect" means a material adverse effect on the operations, assets, prospects, business or condition (financial or otherwise) of the Borrower and the Lessee taken as a whole.

"Minimum Amount" has the meaning ascribed to it in Clause 7.4 (Mandatory prepayment - Equipment Sale).

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Net Sale Proceeds" has the meaning ascribed to it in Clause 7.4 (Mandatory Prepayment - Equipment Sale).

"Original Financial Statements" means the audited consolidated financial statements of the Guarantor for the financial year ended 1 September 2016.

"Party" means a party to this Agreement.

"Personal Data" means data, whether true or not, about an individual who can be identified from that data or from that data and other information to which the Finance Parties, their respective agents and/or authorised service providers, and/or (as the case may be) the relevant third parties have or are likely to have access.

"Prepayment Event" means each of the events in Clause 7.7 (Mandatory Prepayment - Termination of Equipment Lease Agreement, Change of Control, Reconstruction Events).

"Purchase Agreement" means any purchase agreement, in the form set out in Schedule 8 (Form of Purchase Agreement), entered into between the Borrower, as purchaser and the Lessee, as seller, from time to time pursuant to which the Borrower purchases Equipment from the Lessee.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.

"Reference Banks" means the principal London offices of Barclays Bank Plc, Lloyds TSB Bank Plc or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

"Rent" has the meaning ascribed to such term in the Equipment Lease Agreement.

"Rent Payment" has the meaning ascribed to such term in each Equipment Lease Schedule.

"Repayment Dates" means:

(a)	the date falling 15 Months after the first Utilisation Date (the "First Repayment Date");

(b)	each of the 14 dates falling at three-monthly intervals after the First Repayment Date; and

(c)	the Final Maturity Date.

"Repeating Representations" means each of the representations set out in Clauses 17.1 (Status) (other than Clause 17.1(c)), 17.2 (Binding obligations), 17.3 (Non-conflict with other obligations), 17.4 (Power and authority), 17.5 (Validity and admissibility in evidence), 17.6 (Governing law and enforcement), 17.7(a), 17.8(a), 17.8(d), 17.10 (Pari passu ranking), 17.14 (Title), 17.16 (Public Records), 17.17 (Equipment Lease Agreement), 17.18 (Sanctions), 17.19 (Anti-Money Laundering) and 17.19 (Anti-Corruption / Anti-Bribery).

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for US Dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such information or service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower or the Guarantor.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Agency Deed" means the security agency deed between the Borrower, the Guarantor and the Finance Parties.

"Security Documents" means the Charge over Equipment, the Assignment of Lease and Charge over Escrow Account, the Guaranty, the Security Agency Deed and any other security or other document that may at any time be given as security, guarantee or assurance for any of the Liabilities pursuant to or in connection with any Finance Document.

"Specified Time" means a time determined in accordance with Schedule 6 (Timetables).

"Subsidiary" means:

(a)	a subsidiary within the meaning of section 5 of the Companies Act (Chapter 50 of Singapore); or

(b)	in relation to any company, corporation, trust, fund, or other entity (whether or not a body corporate), a company, corporation, trust, fund, or other entity (whether or not a body corporate):

(i)	which is controlled, directly or indirectly, by the first-mentioned company, corporation, trust, fund, or other entity (whether or not a body corporate);

(ii)
more than half the issued share capital (if it has an issued share capital) of which is beneficially owned, directly or indirectly by the first mentioned company, corporation, trust, fund, or other entity (whether or not a body corporate); or

(iii)
which is a Subsidiary of another Subsidiary of the first-mentioned company, corporation, trust, fund, or other entity (whether or not a body corporate), and for this purpose, a company, corporation, trust, fund, or other entity (whether or not a body corporate) shall be treated as being controlled by another if that other company, corporation, trust, fund, or other entity (whether or not a body corporate) is able (whether through ownership of shares or otherwise) to direct its affairs and/or to control the composition of its board of directors or equivalent body (whether or not it actually exercises such control).

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Total Commitments" means the aggregate of the Commitments, being US$800,000,000 at the date of this Agreement.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Security Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower or (as the case may be) the Guarantor under the Finance Documents.

“US” means the United States of America

"US Dollars" or "US$" means United States dollars.

"US Tax Obligor" means the Guarantor:

(a)	in the event that it is resident for tax purposes in the United States of America; or

(b)	in the event that some or all of its payments under the Finance Documents are from sources within the United States of America for US federal income tax purposes.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

"Valuation Basis" has the meaning ascribed to it under Clause 18.6 (Inspection and Valuation Rights).

"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the "Borrower", the "Facility Agent", any "Finance Party", the "Guarantor", any "Mandated Lead Arranger and Bookrunner", any "Lender", any "Party" or the "Security Agent" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future businesses, properties, assets, revenues and rights of every description;

(iii)	"consent" also includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration (and references to obtaining consents shall be construed accordingly);

(iv)
"disposal" includes any sale, assignment, exchange, transfer, concession, loan, lease, surrender of lease, licence, reservation, waiver, compromise, release of security, dealing with or the granting of any option or right or interest whatsoever or any agreement for any of the same and "dispose" means to make a disposal, and "acquisition" and "acquire" shall be construed mutatis mutandis;

(v)
an "Equipment Lease Agreement", a "Finance Document" or a "Purchase Agreement" or any other agreement or instrument is a reference to that Equipment Lease Agreement, that Finance Document or that Purchase Agreement or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerous) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document, or other agreement or instrument;

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)
a "law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatsoever (and "lawful" and "unlawful" shall be construed accordingly);

(viii)
any "obligation" of any person under any Finance Document or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under such Finance Document or, as the case may be, that other agreement or document (and "due", "owing", "payable" and "receivable" shall be similarly construed);

(ix)
a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(x)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	"shares" or "share capital" includes equivalent ownership interests (and "shareholder" and similar expressions shall be construed accordingly);

(xii)
the "winding-up" of a person also includes the amalgamation, reconstruction, reorganisation, administration, judicial management, dissolution or liquidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets;

(xiii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiv)	a time of day is a reference to Singapore time unless otherwise stated.

(b)	Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) or Prepayment Event is "continuing" if it has not been remedied or waived.

1.3	Third Party Rights

(a)
Unless expressly provided to the contrary in the Finance Documents, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore) to enforce or to enjoy the benefit of any term of this Agreement.

(b)
Notwithstanding any terms of this Agreement the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement the Lenders agree to make available to the Borrower a term loan facility in US Dollars in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower or the Guarantor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Borrower or the Guarantor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the Borrower or (as the case may be) the Guarantor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing up to 80 per cent. of the lower of:

(a)	the net book value; and

(b)	the fair market value,

of the Equipment (each of (a) and (b) above, as determined from the valuation report referred to in paragraph 4(c) of Part I of Schedule 2 (Conditions Precedent)).

3.2	Conditions

Without prejudice to Clauses 4 (Conditions of Utilisation) and 5 (Utilisation) and the payment of transaction fees and expenses in connection therewith, the Finance Parties acknowledge and agree as follows:

(a)	the Borrower will purchase the Equipment set out in the relevant Purchase Agreement at the Sale Price (as defined in the relevant Purchase Agreement) on each proposed Utilisation Date;

(b)
the Lessee will, in accordance with the terms of the relevant Equipment Lease Schedule, prepay the Prepayment Amount (as defined in the relevant Equipment Lease Schedule) on the relevant Sale Price Payment Date (in accordance with the relevant Purchase Agreement); and

(c)	for the avoidance of doubt, any such amount prepaid under the Equipment Lease Agreement will not constitute Rent or a Rent Payment for the purposes of this Agreement.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower:

(a)
may not deliver a Utilisation Request in respect of the first Utilisation unless the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting on the instructions of all the Lenders); or

(b)
may not deliver a Utilisation Request in respect of a Utilisation (other than the first Utilisation) unless the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting on the instructions of all the Lenders), and in each case, the Facility Agent shall notify the Lenders promptly upon receipt of such documents and evidence.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if the Lenders are satisfied (acting reasonably) that:

(a)	on the date of the relevant Utilisation Request and on the proposed Utilisation Date, no Default or Prepayment Event has occurred or would result from the proposed Loan;

(b)	on the date of the relevant Utilisation Request and on the proposed Utilisation Date, the Repeating Representations are true and correct in all respects; and

(c)	since the date of this Agreement, in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders), no event or circumstance has occurred which has a Material Adverse Effect.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than three (3) Loans will be outstanding.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the proposed Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it specifies the account and bank (which must be in Singapore) to which the proceeds of the proposed Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)
The amount of the proposed Loan must be an amount which must not exceed the Available Facility and when aggregated with all other Loans then outstanding and the amount of all other Loans that are due to be made on or before the proposed Utilisation Date shall not exceed the Total Commitments, and shall not, in any case, be more than 80 per cent. of the lower of:

(i)	the net book value; and

(ii)	the fair market value,

the Equipment to be purchased pursuant to the relevant Purchase Agreement from the proceeds of such Loan (each of (i) and (ii) above, as determined from the valuation report referred to in paragraph 4(c) of Part I of Schedule 2 (Conditions Precedent)).

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the relevant Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

(c)	The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

6.	REPAYMENT

6.1	Repayment of Loans

(a)
The Borrower shall repay the aggregate amount of the Loans outstanding at the end of the Availability Period in 16 equal instalments (each, a "Repayment Instalment") by repaying each such equal amount on each Repayment Date.

(b)	Without prejudice to the provisions of Clause 6.1(a), the Borrower shall ensure and procure that:

(i)	the Lessee pays all Rent directly into the Escrow Account; and

(ii)
to the extent not previously paid into the Escrow Account pursuant to paragraph (i) above, promptly upon receipt by the Borrower of any Rent from time to time, such Rent shall be credited by the Borrower directly into the Escrow Account and be applied towards the payment of the Repayment Instalment due on the next Repayment Date, together with interest and all other amounts accrued and payable thereon.

(c)	If, on the Final Maturity Date, any part of a Loan remains outstanding, the Borrower shall repay it on that date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement and/or to make, fund or allow to remain outstanding its participation in any Loan:

(a)	that Lender shall notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender's participation in the Loans in full on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Cancellation

Any part of the Facility which remains undrawn by the Borrower at the close of business in Singapore on the last day of the Availability Period shall be automatically cancelled.

7.3	Voluntary prepayment of Loan

The Borrower may, if it gives the Facility Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces that Loan by a minimum amount of US$5,000,000 and higher integral multiples of US$1,000,000 in excess thereof).

7.4	Mandatory prepayment - Equipment Sale

(a)	In this Clause 7.4:

(i)	"Leased Equipment Sale" means a sale, transfer or disposal (whether in a single transaction or a series of related transactions) of all or any part of the Leased Equipment.

(ii)
"Minimum Amount" means 80 per cent. of the fair market value of the Leased Equipment that is the subject of such Leased Equipment Sale, as contained in a valuation report prepared in accordance with the Valuation Basis in respect of such Leased Equipment.

(iii)
"Net Sale Proceeds" means the cash (including, when received, the cash deposit, whether by way of adjustment to the sale price, or otherwise, and taking into account the cash value of any rental apportionment of any amount given or made to any purchaser or third person upon that Leased Equipment Sale) received by or on behalf of the Borrower in connection with a Leased Equipment Sale after deducting reasonable fees and transaction costs properly incurred in connection with that Leased Equipment Sale, as certified by a director of the Borrower to the Facility Agent.

(b)	If the Borrower intends to undertake a Leased Equipment Sale:

(i)
the Borrower shall (1) promptly notify the Facility Agent of the date on which the Net Sale Proceeds will be received, the amount of those Net Sale Proceeds and (2) deliver to the Facility Agent a valuation report prepared in accordance with the Valuation Basis certifying the Minimum Amount of the Leased Equipment that is the subject of the Leased Equipment Sale;

(ii)
unless otherwise permitted by the Facility Agent (acting on the instructions of the Majority Lenders), the Borrower shall ensure that at any time before or simultaneously with the Leased Equipment Sale, an amount equal to the Minimum Amount shall be credited by the Borrower into the Escrow Account for application in accordance with Clause 7.4(b)(iv) below;

(iii)
if the amount of the Net Sale Proceeds paid into the Escrow Account pursuant to Clause 7.4(b)(ii) above is less than the Minimum Amount (the difference being the "Shortfall"), the Borrower shall be obliged to pay an amount equal to the Shortfall into the Escrow Account at any time before or simultaneously with the deposit of such Net Sale Proceeds;

(iv)
an amount equal to the Minimum Amount standing in the Escrow Account shall be applied on the next Repayment Date, towards prepayment of the Loans together with all interest and all other amounts accrued and payable thereon (or at the written request of the Borrower, may be applied immediately, together with any Break Costs payable thereon under Clause 10.4 (Break Costs)); and

(v)
immediately after prepayment of the Loans has been effected in accordance with this Clause 7.4 (Mandatory Prepayment - Equipment Sale), the Security Agent will, at the request and expense of the Borrower, discharge the Security created in favour of the Security Agent under the Charge over Equipment over the relevant Leased Equipment which is intended to be the subject of the Leased Equipment Sale.

7.5	Mandatory prepayment - Insurance Proceeds

(a)
The Borrower shall promptly notify the Facility Agent upon becoming aware of the receipt of any Insurance Proceeds in respect of the Leased Equipment and, as soon as practicable upon it becoming aware, the date on which such Insurance Proceeds will be received and the amount of such Insurance Proceeds.

(b)	The Borrower shall ensure that:

(i)
immediately upon receipt by the Borrower or the Lessee of any Insurance Proceeds in respect of the Leased Equipment, that an amount equal to such Insurance Proceeds shall be applied in the following manner:

(A)	(prior to the occurrence of an Event of Default which is continuing) towards the reimbursement of costs incurred by the Borrower or the Lessee:

(1)
in respect of the Affected Equipment (as defined in the Equipment Lease Agreement), for the replacement of such Affected Equipment or towards the reduction of the Lessee's obligation to pay to Lessor all unpaid Rent, and all Outstanding Principal (as defined in an Equipment Lease Schedule) and other sums that are then due and owing under the Equipment Lease Agreement for the Affected Equipment in accordance with Section 9 (Care, Use and Maintenance) of the Equipment Lease Agreement. The Security Agent shall endorse any cheque representing such Insurance Proceeds to the Borrower or a person nominated by the Lessee if so requested by the Borrower; or

(2)
in respect of Leased Equipment which is not an Affected Equipment, for the repair or replacement of such Leased Equipment. The Security Agent shall endorse any cheque representing such Insurance Proceeds to the Borrower or a person nominated by the Lessee if so requested by the Borrower, provided that (in each case) evidence of such costs incurred is provided to the Facility Agent; and

(B)
(on or after the occurrence of an Event of Default which is continuing) to be paid into the Escrow Account and applied on the next Repayment Date towards prepayment of the Loans, and all interest and all other amounts accrued and payable thereon (or at the written request of the Borrower, may be applied immediately, together with any Break Costs payable thereon under Clause 10.4 (Break Costs)); and

(ii)
immediately upon receipt of any amount by the Borrower from the Lessee towards a reduction of the Lessee’s obligation to pay the Outstanding Principal in respect of the Affected Equipment pursuant to paragraph (B) of Section 9 (Care, Use and Maintenance) of the Equipment Lease Agreement, such amount shall be credited by the Borrower directly into the Escrow Account and applied on the next Repayment Date towards prepayment of the Loans, and all interest and all other amounts accrued and payable thereon (or at the written request of the Borrower, may be applied immediately, together with any Break Costs payable thereon under Clause 10.4 (Break Costs)).

7.6	Mandatory Prepayment - Early Termination of Equipment Lease Schedule

(a)
In the event that an early termination of an Equipment Lease Schedule occurs pursuant to Section 8 (Early Termination) of an Equipment Lease Schedule, the Borrower shall notify the Facility Agent immediately upon receipt of termination notice from the Lessee, and prepay the aggregate of all of the outstanding Loans, together with all interest and all other amounts accrued thereon, at the end of the relevant Interest Period which corresponds with the last day of the Quarter Period (as defined under an Equipment Lease Schedule).

(b)
Without prejudice to the provisions of Clause 7.6(a), the Borrower shall ensure and procure that promptly upon receipt by the Borrower of any Outstanding Principal and other amounts from the Lessee pursuant to an early termination of an Equipment Lease Schedule under Section 8 (Early Termination) of an Equipment Lease Schedule, an amount equal to Outstanding Principal and other amounts shall be credited by the Borrower directly into the Escrow Account and be applied solely towards the prepayment of the Loans, and all interest and all other amounts accrued thereon in accordance with Clause 7.6(a) (or at the written request of the Borrower, may be applied immediately, together with any Break Costs payable thereon under Clause 10.4 (Break Costs)).

7.7	Mandatory Prepayment - Termination of Equipment Lease Agreement, Change of Control, Reconstruction Events

(a)	In this Clause 7.7:

"Change of Control" means either of the following events:

(i)	the Lessee does not or ceases to own, directly or indirectly, 100 per cent. of the issued and paid up share capital of the Borrower;

(ii)	the Guarantor does not or ceases to own, directly or indirectly, more than 50 per cent. of the issued and paid up share capital of the Lessee.

"Reconstruction Event" means any amalgamation, demerger, merger or corporate reconstruction of any of the Borrower, the Guarantor or the Lessee save where it will be the surviving legal entity and such reconstruction event is undertaken on a solvent basis.

"Termination Event" means the rescission, suspension, cancellation or termination (other than pursuant to Section 8 (Early Termination) of an Equipment Lease Schedules) of all or any part of the Equipment Lease Agreement (including any Equipment Lease Schedule) (other than in relation to Leased Equipment that is the subject of an intended Leased Equipment Sale, the replacement of Leased Equipment in accordance with Section 9 (Care, Use and Maintenance) of the Equipment Lease Agreement or the replacement of an Existing Unit in accordance with Clause 19.5(b)(iv) below) or if all or any part of the Equipment Lease Agreement (including any Equipment Lease Schedule) ceases to be legally valid, binding and enforceable or in full force and effect.

(b)	If a Termination Event, a Change of Control or a Reconstruction Event occurs:

(i)	the Borrower shall promptly notify the Facility Agent upon the occurrence of such event;

(ii)	no Lender shall be obliged to fund any Utilisation;

(iii)
(in the case of a Termination Event) any available Commitments shall immediately be cancelled and the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall be due and payable on the next Repayment Date, and the Borrower shall ensure that an amount equal to the aggregate of all of the outstanding Loans, together with interest and all other amounts accrued and payable thereon, will be immediately paid into the Escrow Account and shall be applied on the next Repayment Date towards prepayment in full of all of the Loans, together with all interest and all other amounts accrued and payable thereon (or at the written request of the Borrower, may be applied immediately, together with any Break Costs payable thereon under Clause 10.4 (Break Costs)); and

(iv)
(in the case of a Change of Control or a Reconstruction Event) the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower, cancel the available Commitments whereupon any available Commitments shall immediately be cancelled and declare that the aggregate of all of the outstanding Loans, together with interest and all other amounts accrued and payable thereon be due and payable on the next Repayment Date, following which the Borrower shall ensure that an amount equal to the aggregate of all of the outstanding Loans, together with interest and all other amounts accrued and payable thereon, will be immediately paid into the Escrow Account and shall be applied on the next Repayment Date towards prepayment of the aggregate of all of the Loans, together with all interest and all other amounts accrued and payable thereon (or at the written request of the Borrower, may be applied immediately, together with any Break Costs payable thereon under Clause 10.4 (Break Costs)).

7.8	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower or the Guarantor is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)	any Lender does not waive an Event of Default,

the Borrower may, whilst the circumstance giving rise to the requirement for that increase, indemnification or Event of Default continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in each Loan.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the Interest Payment Date of each Loan falling immediately after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in each such Loan.

7.9	Restrictions

(a)
Any notice of cancellation or prepayment given by either Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with:

(i)	accrued interest on the amount prepaid, any Break Costs under Clause 10.4 (Break Costs) and all other sums payable under this Agreement in connection with the amount so prepaid; and

(ii)	shall be applied towards prepayment of the Loans on a pro-rata basis.

(c)
Any prepayment under this Agreement shall satisfy the obligations under Clause 6.1 (Repayment of Loan) in inverse chronological order and be applied rateably among the participations of all the Lenders (other than a repayment pursuant to Clause 7.1 (Illegality) or Clause 7.8 (Right of repayment and cancellation in relation to a single Lender)).

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Total Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled or reduced under this Agreement may be subsequently reinstated.

(f)
If all or part of any Loan is repaid or prepaid and is not available for redrawing, an amount of the Total Commitments (equal to the amount of the relevant Loan which is repaid or prepaid) in respect of the Facility will be deemed cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (f) (other than a cancellation pursuant to Clause 7.1 (Illegality) or Clause 7.8 (Right of repayment and cancellation in relation to a single Lender)) shall reduce the Commitments of the Lenders rateably.

(g)	If the Facility Agent receives a notice under this Clause 7, it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on each Interest Payment Date.

8.3	Default interest

(a)
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3(b) below, is the sum of two (2) per cent. per annum and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not an Interest Payment Date relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of two (2) per cent. and the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)
Subject to this Clause 9, each Interest Period for a Loan shall be three (3) Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

(b)	No Interest Period for a Loan shall extend beyond the then current Interest Period for any other Loan, the next Repayment Date or the Final Maturity Date.

(c)	The first Interest Period for each Loan shall start on the Utilisation Date of that Loan.

9.2	Non-Business Days

Subject to Clause 9.1(b), if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation of Loans

If two or more Interest Periods:

(a)	relate to Loans; and

(b)	end on the same date,

those Loans will be consolidated into, and treated as, a single Loan on the immediately following Interest Payment Date.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if the LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan or an Unpaid Sum for any Interest Period, then the rate of interest on each Lender's share of that Loan or Unpaid Sum for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan or that Unpaid Sum from whatever source it may reasonably select.

(b)	In this Agreement "Market Disruption Event" means:

(i)	at or about 11:00 a.m. (London time) on the Quotation Day for the relevant Interest Period , if the Screen Rate is not available or is zero or negative;

(ii)	none or only one of the Reference Banks supplies a rate to the Facility Agent by close of business (London time) on the Quotation Day to determine the LIBOR for the relevant Interest Period;

(iii)	the arithmetic mean of the rates quoted by the Reference Banks by close of business (London time) on the Quotation Day for the purpose of the LIBOR is zero or negative; or

(iv)
before the close of business in London on the Quotation Day for the relevant Interest Period the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Facility Agent (acting on the instructions of all the Lenders) or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)
Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, take effect in accordance with the agreed terms and be binding on all Parties.

(c)
For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30-day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.4	Break Costs

(a)
The Borrower shall on demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or an Unpaid Sum being paid by the Borrower on a day other than the Interest Payment Date for that Loan or that Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	Fees

11.1	Upfront fee

The Borrower shall pay to the Facility Agent (for the account of each Original Lender), an upfront fee in the amount and at the times agreed in a Fee Letter.

11.2	Facility agency / security agency fee

The Borrower shall pay to the Facility Agent and the Security Agent (for their own account) a facility agency / security agency fee in the amount and at the times agreed in a Fee Letter.

11.3	Non-refundable

No fee paid hereunder shall be refundable notwithstanding the invalidity or unenforceability of any of the Finance Documents, the termination of the Facility, the failure of the Borrower to utilise any part of the Facility, the prepayment or cancellation of the Facility or for any reason whatsoever.

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

(a)	In this Clause 12 (Tax Gross-Up and Indemnities):

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means an increased payment made by the Borrower or the Guarantor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)
Unless a contrary indication appears, in this Clause 12 (Tax Gross-Up and Indemnities) a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)
Each of the Borrower and the Guarantor shall make all payments to be made by it under the Finance Documents free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law, in which case the amount of the payment due from the Borrower or (as the case may be) the Guarantor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(b)
Each of the Borrower and the Guarantor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower or (as the case may be) the Guarantor.

(c)
If the Borrower or the Guarantor is required to make a Tax Deduction, the Borrower or (as the case may be) the Guarantor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower or (as the case may be) the Guarantor shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)
Each of the Borrower and the Guarantor shall, promptly on demand by the Facility Agent, pay to the relevant Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

(b)	Clause 12.3(a) above shall not apply:

(i)	with respect to any Tax imposed or assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction;

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable, but not actually received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Finance Party intending to make a claim under Clause 12.3(a) shall notify the Facility Agent of the event which will give, or has given, rise to the claim, whereupon the Facility Agent shall notify the Borrower or (as the case may be) the Guarantor thereof.

(d)	A Finance Party shall, on receiving a payment from the Borrower or the Guarantor under this Clause 12.3, notify the Facility Agent.

12.4	Tax Credit

If the Borrower or the Guarantor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

that Finance Party shall pay an amount to the Borrower or (as the case may be) the Guarantor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower or (as the case may be) the Guarantor.

12.5	Stamp duties

The Borrower shall pay and, promptly on demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Indirect tax

(a)
All consideration expressed to be payable under a Finance Document by the Borrower and the Guarantor to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to the Borrower or the Guarantor in connection with a Finance Document, the Borrower or (as the case may be) the Guarantor shall pay to that Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)
Where a Finance Document requires the Borrower or the Guarantor to reimburse a Finance Party for any costs or expenses, the Borrower or (as the case may be) the Guarantor shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by that Finance Party in respect of such costs or expenses.

(c)
In the event that any Indirect Tax is required to be paid by the Borrower or the Guarantor to a Finance Party pursuant to this Clause 12.6, the relevant Finance Party shall issue a tax invoice in respect of such Indirect Tax to the Borrower or (as the case may be) the Guarantor.

12.7	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

12.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to Clause 12.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)
If the Guarantor is a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:

(i)	where the Guarantor is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Guarantor is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where the Guarantor is not a US Tax Obligor, the date of a request from the Facility Agent,

supply to the Facility Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Guarantor.

(g)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Guarantor.

(h)
The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

13.	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Borrower shall, promptly on demand by the Facility Agent, pay to the Facility Agent for the account of a Finance Party, the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation, in each case that is introduced or changed after the date of this Agreement, or (iii) the implementation or application of or compliance with Basel III, CRD IV or CRR or any law or regulation that implements or applies Basel III, CRD IV or CRR. The terms "law" and "regulation" in this Clause 13.1(a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:

(i)
a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by that Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing any of its obligations under any Finance Document.

13.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall as soon as practicable notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower or the Guarantor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusion in Clause 12.3(b) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3 (Exceptions), a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from the Borrower or the Guarantor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Borrower or (as the case may be) the Guarantor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower or (as the case may be) the Guarantor shall as an independent obligation, promptly on demand, indemnify each Finance Party against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)
The Borrower waives (and shall procure that the Guarantor waives) any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability (including, without limitation, any loss, premium, penalty or expense in liquidating or redeploying deposits from third parties, but excluding remote, special, indirect or consequential damages or losses) incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	the Information Package or any other written information furnished by or on behalf of the Borrower or the Guarantor being or being alleged to be misleading or untrue in any respect;

(c)
any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or the Guarantor or with respect to the transactions contemplated or financed under or in connection with any Finance Document;

(d)
a failure by the Borrower or the Guarantor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing Among the Finance Parties);

(e)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(f)	any Loan (or part of any Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or as required by this Agreement; or

(g)	by reason of any failure of the Borrower or the Guarantor to perform any of its obligations in connection with any of the Charged Assets or under any Security Document.

14.3	Indemnity to the Facility Agent and the Security Agent

(a)
The Borrower shall promptly indemnify the Facility Agent or (as the case may be) the Security Agent against any cost, loss or liability incurred by the Facility Agent or the Security Agent as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction of the Borrower which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)
(in the case of the Security Agent) the execution or purported execution of any of the rights, powers, remedies, authorities or discretions vested in the Security Agent under or pursuant to the Security Documents.

(b)
If the Security Agent, so required by the Majority Lenders, acting reasonably, sees fit to exercise its rights under the Security Documents with respect to any of the Charged Assets or if the Security Agent makes any payment due to the failure of the Borrower or the Lessee to perform its obligations under any of the Security Documents and the Equipment Lease Agreement in connection with the Charged Assets all moneys so expended by the Security Agent for the purposes aforesaid shall on demand be repaid by the Chargor to the Security Agent together with interest thereon calculated day by day for the period beginning from the date such moneys were expended until full payment (whether before or after judgment) at the rate set out in Clause 8.3 (Default interest), and until payment shall be a charge on the Charged Assets.

14.4	Facsimile indemnity

(a)
No Finance Party shall be liable for any losses or damages which the Borrower or the Guarantor may suffer as a consequence of that Finance Party acting in accordance with or in reliance upon any fax communication by either of them to that Finance Party.

(b)
The Borrower shall on demand indemnify each Finance Party and keep each Finance Party indemnified at all times against all actions, proceedings, claims, losses, damages, costs and expenses brought, suffered or incurred by that Finance Party of whatever nature and howsoever arising out of or in connection with that Finance Party acting in accordance with or in reliance upon any fax communication by the Borrower or the Guarantor.

15.	MITIGATION BY LENDERS

15.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs)

including (but not limited to) transferring its rights and obligations under the Finance Documents to another Facility Office.

(b)	Clause 15.1(a) above does not in any way limit the obligations of the Borrower or the Guarantor under the Finance Documents.

15.2	Limitation of liability

(a)
The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of, or in connection with, the steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

(a)
The Borrower shall promptly on demand pay each Finance Party the amount of all costs and expenses (including legal fees (to be agreed between the Borrower and the relevant Finance Parties) on a full indemnity basis) incurred by that Finance Party in connection with the negotiation, preparation, printing, execution and perfection of:

(i)	this Agreement, the Security Documents and any other documents referred to in this Agreement; and

(ii)	any other Finance Documents executed after the date of this Agreement.

(b)
The Borrower shall also promptly on demand pay each Finance Party the amount of all costs and expenses (including legal fees) properly incurred by any of them in connection with the administration of the Facility, including (without limitation) the disbursement of the Loans, in respect of costs and expenses which are incurred on or after the occurrence of a Default and for so long as such Default is continuing, and the relevant Finance Party shall consult the Borrower prior to incurring such cost or expense provided that the Borrower shall only pay the foregoing expenses in this Clause (b) incurred by the Facility Agent or the Security Agent (and not by any Lender or Lenders).

16.2	Amendment costs

If the Borrower or the Guarantor requests an amendment, waiver or consent, the Borrower shall, promptly on demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees on a full indemnity basis) incurred by that Finance Party in responding to, evaluating, negotiating or complying with that request.

16.3	Enforcement costs

The Borrower shall, promptly on demand, pay to each Finance Party the amount of all reasonable costs and expenses (including legal fees on a full indemnity basis) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under or in connection with, any Finance Document.

16.4	Security Agent expenses

The Borrower shall, promptly on demand, pay the Security Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with the administration, perfection or release of any Security created pursuant to any Security Document.

17.	REPRESENTATIONS AND WARRANTIES

The Borrower makes the representations and warranties set out in this Clause 17 (Representations and Warranties) to each of the Finance Parties on the date of this Agreement.

17.1	Status

(a)	Each of the Borrower and the Guarantor is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Each of the Borrower and the Guarantor has the power to own its assets and carry on its business as it is being conducted.

(c)	The Guarantor is a US Tax Obligor.

17.2	Binding obligations

The obligations expressed to be assumed by each of the Borrower and the Guarantor in each Finance Document to which it is a party are legal, valid, binding and enforceable, subject to:

(a)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation); and

(b)
in the case of each of the Charge over Equipment and the Assignment of Lease and Charge over Escrow Account, its registration as a charge against the Borrower at the Accounting and Corporate Regulatory Authority in Singapore within the statutory time frame.

17.3	Non-conflict with other obligations

The entry into and performance by each of the Borrower and the Guarantor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not:

(a)	conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon each of the Borrower or (as the case may be) the Guarantor or any of its respective assets; or

(b)	(except as provided in any Security Document) result in the existence of, or oblige the Borrower or the Guarantor to create, any Security over any of its assets.

17.4	Power and authority

Each of the Borrower and the Guarantor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)
to enable each of the Borrower and the Guarantor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents;

(b)	to make the Finance Documents admissible in evidence in Singapore and (if applicable) the jurisdiction of incorporation of each of the Borrower and the Guarantor; and

(c)
to enable each of the Borrower and the Guarantor to create the Security to be created by it pursuant to any Security Document to which it is a party and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect save for the registration of the Charge over Equipment and the Assignment of Lease and Charge over Escrow Account, each as a charge against the Borrower at the Accounting and Corporate Regulatory Authority in Singapore.

17.6	Governing law and enforcement

(a)
The choice of law specified in each Finance Document as the governing law of that Finance Document will be recognised and enforced in the jurisdiction of incorporation of each of the Borrower and the Guarantor to the extent that the Borrower or the Guarantor is a party to it.

(b)
Any judgment obtained in Singapore in relation to a Finance Document (or in the jurisdiction of the governing law of that Finance Document) will be recognised and enforced in the jurisdiction of incorporation of each of the Borrower and the Guarantor which is party to it and, in relation to a Finance Document governed by a law other than Singapore law, in the jurisdiction of the governing law of that Finance Document.

17.7	No Default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on the Borrower or to which the Borrower's assets are subject which would be reasonably likely to have a Material Adverse Effect.

17.8	No misleading information

(a)
Any information provided by or on behalf of the Borrower or the Guarantor in writing in relation to the Borrower or the Guarantor or in connection with the Information Package or any Finance Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)
Any financial projections provided by or on behalf of each of the Borrower and the Guarantor in writing in connection with the Information Package or any Finance Document have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)
Any expressions of opinion or intention provided by or on behalf of each of the Borrower and the Guarantor in writing in connection with the Information Package or any Finance Document were made after due and careful consideration on reasonable grounds.

(d)
Nothing has occurred or been omitted from the Information Package or the information referred to in Clause 17.8(a) above and no information has been given or withheld that results in the Information Package or that information being untrue or misleading in any material respect.

17.9	Financial statements

(a)
The Original Financial Statements and the financial statements delivered under Clause 18.1 (Financial statements) (other than Clause 18.1(a)(iii)) were prepared in accordance with GAAP consistently applied.

(b)
The Original Financial Statements and the financial statements delivered under Clause 18.1 (Financial statements) fairly represent the Borrower’s, the Guarantor’s (or as the case may be) the Lessee’s financial condition as at the end of and for the period in relation to which those financial statements were drawn up, save to the extent expressly disclosed in those financial statements.

(c)
There has been no material adverse change in the financial condition or business of the Borrower, the Guarantor or the Lessee or in the consolidated financial condition or business of the Guarantor and its Subsidiaries since the date of the Original Financial Statements.

17.10	Pari passu ranking

(a)
Subject to the requirements specified at the end of Clause 17.5 (Validity and admissibility in evidence), each Security Document creates in favour of the Security Agent the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

(b)
Without limiting Clause 17.10(a) above, the payment obligations of the Borrower and the Guarantor under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.11	Immunity

Neither the Borrower nor the Guarantor and none of their assets is entitled to immunity from suit, execution, attachment or other legal process and in any proceedings taken in Singapore in relation to the Finance Documents to which it is a party, neither the Borrower nor the Guarantor will be entitled to claim immunity for itself or any of its assets arising from suit, execution or other legal process.

17.12	Ownership and management control

(a)	The Lessee owns directly or indirectly 100 per cent. of the issued and paid up share capital of the Borrower.

(b)	The Guarantor owns directly or indirectly 100 per cent. of the issued and paid up share capital of the Lessee.

17.13	Litigation proceedings pending or threatened

No litigation, arbitration, administrative or other proceedings or disputes of or before any court, arbitral body or agency have been started or threatened against the Borrower or the Lessee which would be reasonably likely to have a Material Adverse Effect.

17.14	Title

(Save for any Leased Equipment that is the subject of a Leased Equipment Sale, any Affected Equipment that is replaced in accordance with Clause 7.5 (Mandatory prepayment - Insurance Proceeds), or any Approved Replacement Equipment which has been replaced in accordance with Clause 19.5(b)(iv)) the Borrower is the sole legal and beneficial owner of and has good and marketable title to the Charged Assets (in so far as such Charged Assets are stated in the Security Documents to be related to it or owned or controlled by it), free from any Security not created pursuant to or permitted by the Finance Documents.

17.15	No Security

No Security exists over any of the Charged Assets other than as permitted by Clause 19.4(c).

17.16	Public Records

No instrument, financing statement or entry in a register or other record relating to any of the Charged Assets is on file or held in the records of any public register, office, authority or government department or governmental agency except those filed in favour of the Security Agent in connection with the Charge over Equipment and the Assignment of Lease and Charge over Escrow Account.

17.17	Equipment Lease Agreement

The Equipment Lease Agreement remains in full force and effect without supplement or variation except as permitted in the Finance Documents and constitutes the valid, binding and enforceable obligations of the parties thereto.

17.18	Sanctions

Neither the Borrower nor the Guarantor, nor their respective Subsidiaries, nor (to the knowledge of the Borrower) any director or officer, or any employee, agent, or affiliate, of the Borrower or the Guarantor or their respective Subsidiaries is an individual or entity ("Person") that is, or is owned or controlled by Persons that are:

(a)
the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control ("OFAC"), the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Monetary Authority of Singapore (collectively, "Sanctions"); or

(b)
located, organised or resident in a country or territory that is, or whose government is, the subject of country-wide or territory-wide Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria.

17.19	Anti-Money Laundering

The Borrower’s, the Guarantor’s and their respective Subsidiaries’ operations are and have been conducted at all times in compliance in all material respects with all applicable anti-money laundering laws and regulations of each jurisdiction applicable to the Borrower, the Guarantor and their respective Subsidiaries, and (to the knowledge of the Borrower) no claim, action, suit, proceeding or investigation involving the Borrower, the Guarantor or any of their respective Subsidiaries with respect to such anti-money laundering laws is pending, and (to the knowledge of the Borrower) threatened or contemplated.

17.20	Anti-Corruption / Anti-Bribery

The Borrower, the Guarantor, their respective Subsidiaries and (to the knowledge of the Borrower) the directors, officers, employees and agents of each of the Borrower, the Guarantor and their respective Subsidiaries have conducted their business in compliance in all material respects with all applicable anti-corruption and anti-bribery laws, rules and regulations of each jurisdiction applicable to the Borrower, the Guarantor and their respective Subsidiaries, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

17.21	Repetition

The Repeating Representations will be true and correct in all respects on the date of each Utilisation Request, each Utilisation Date and each Interest Payment Date as if made by reference to the facts and circumstances then existing on each such date.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

(a)	The Borrower shall, and shall procure that each of the Guarantor and the Lessee shall, supply to the Facility Agent (in sufficient copies for all the Lenders):

(i)
as soon as the same become available, but in any event within 180 days after the end of each financial year of the Borrower, the Guarantor or (as the case may be) the Lessee, the audited financial statements of each of the Borrower and the Lessee and the consolidated audited financial statements of the Guarantor (in each case) for that financial year;

(ii)
as soon as the same become available, but in any event within 60 days after the end of each financial quarter of the Guarantor, the consolidated management accounts of the Guarantor for that financial quarter; and

(iii)
as soon as the same become available, but in any event within 60 days after the end of each financial quarter of the Borrower or (as the case may be) the Lessee, the management accounts of each of the Borrower and the Lessee (in such form as may be agreed between the Borrower or (as the case may be) the Lessee and the Lenders) for that financial quarter.

(b)
The financial statements or (as the case may be) management accounts of the Guarantor shall be deemed to be supplied to the Facility Agent in compliance with this Clause 18.1 upon such financial statements or management accounts being made publicly available on the website of the United States Securities and Exchange Commission.

18.2	Compliance Certificate

The Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements), a certificate which shall confirm that no Default or Prepayment Event is continuing as at the date as at which those financial statements were drawn up (or if a Default or Prepayment Event is continuing, specify the Default or (as the case may be) the Prepayment Event and the steps being taken to remedy it).

18.3	Requirements as to financial statements

(a)
Each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the Borrower, a director of the Lessee or (as the case may be) an authorised officer of the Guarantor as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)
The Borrower shall, and shall procure that each of the Guarantor and the Lessee shall, procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) (other than Clause 18.1(a)(iii)) is prepared using GAAP and, if there has been a change in the accounting policies of any of the Borrower, the Guarantor or the Lessee, shall provide to the Facility Agent (together with the relevant financial statements), a description of such changes to the extent not already described in the financial statements delivered pursuant to Clause 18.1 (Financial statements).

18.4	Notification of Default

The Borrower shall, and shall procure that the Guarantor shall, notify the Facility Agent of the occurrence of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless it is aware that a notification has already been provided by the Borrower or (as the case may be) the Guarantor).

18.5	Information: miscellaneous

The Borrower shall, and shall procure that the Guarantor shall, notify the Facility Agent promptly, of any change in its authorised signatories, signed by a director of the Borrower or (as the case may be) the Guarantor whose specimen signature has previously been provided to the Facility Agent, accompanied (where relevant) by a specimen signature of each new authorised signatory.

18.6	Inspection and Valuation Rights

The Borrower shall supply to the Facility Agent in sufficient copies for all Lenders:

(a)	within 30 days after the end of each successive period of 12 Months from the date of this Agreement, an inspection and valuation report of the Leased Equipment addressed to the Lenders; and

(b)
within 30 days of a request made by the Facility Agent (acting on the instructions of the Majority Lenders), which request may be made following the occurrence of an Event of Default, an additional inspection and valuation report of the Leased Equipment addressed to the Lenders, each such inspection and valuation report (which valuation report shall be a desktop valuation):

(i)	specifying the current condition of the Leased Equipment for the time being;

(ii)	specifying the fair market value of the Leased Equipment for the time being;

(iii)
being carried out at the cost and expense of the Borrower, and prepared by the Approved Valuer in accordance with the standards and practices for the time being accepted in the professional equipment inspector's and valuer’s profession;

(iv)	evidencing to the satisfaction of the Facility Agent (acting on the instructions of the Majority Lenders) that the Leased Equipment is not affixed to any real property; and

(v)	being addressed to the Facility Agent and dated not earlier than 30 days prior to the date of delivery,

(the "Valuation Basis").

18.7	Equipment Visit

The Borrower shall ensure and procure that each of the Facility Agent (acting on the instructions of the Majority Lenders), the Security Agent (acting on the instructions of the Majority Lenders) and their respective officers, employees and agents (each, a "Visitor") shall (subject to making prior appointment (which request for an appointment shall not be unreasonably delayed or denied)) have access to the real property and premises where the Leased Equipment is situated Provided That (i) if such Visitor is not the Approved Valuer, it has adequate liability insurance, (ii) prior to the occurrence of an Event of Default, no more than one (1) visit to such real property and premises where the Leased Equipment is situated shall be made in any calendar year and (iii) each Visitor so appointed by the Facility Agent (acting on the instructions of the Majority Lenders) or the Security Agent (acting on the instructions of the Majority Lenders) shall be escorted by the relevant personnel from the Lessee, does not unduly disrupt the Lessee's business or activities, complies with the Lessee's safety regulations and cleanroom protocol and signs a confidentiality agreement reasonably acceptable to the Lessee to which agreement all information obtained pursuant to such examination and inspection shall be subject.

18.8	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or the Guarantor or in the composition of the shareholders of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement,

obliges any Finance Party (or in the case of Clause 18.8(c) above, any prospective new lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of that Finance Party supply, or procure the supply of, such documentation and other evidence as is required by that Finance Party (or in the case of the event described in Clause 18.8(c) above, any prospective new lender) in order for that Finance Party or, in the case of the event described in Clause 18.8(c) above, any prospective new lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	GENERAL UNDERTAKINGS

The undertakings in this Clause 19 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Authorisations

(a)
The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Facility Agent of) any Authorisation required under any applicable law or regulation:

(i)	to enable it to own its assets;

(ii)	to enable it to perform its obligations under the Finance Documents to which it is a party;

(iii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document; and

(iv)
to enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorisation would be reasonably likely to have a Material Adverse Effect.

(b)
The Borrower shall ensure that the Charge over Equipment and the Assignment of Lease and Charge over Escrow Account are both registered as charges against the Borrower at the Accounting and Corporate Regulatory Authority in Singapore.

19.2	Compliance with laws

The Borrower shall, and shall ensure that each of the Guarantor and the Lessee shall, comply in all respects with all laws to which it may be subject if failure to comply which would be reasonably likely to have a Material Adverse Effect.

19.3	Pari passu ranking

The Borrower shall, and shall ensure that the Guarantor shall, ensure that its obligations under the Finance Documents to which it is a party rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.4	Negative pledge

(a)
The Borrower shall not create or permit to subsist any Security over all or any part of the Charged Assets, or incur (or agree to incur) or have outstanding, any Financial Indebtedness secured by the Charged Assets.

(b)	The Borrower shall not:

(i)	sell, lease, transfer or otherwise dispose of any of the Charged Assets on terms whereby they are or may be leased to or re-acquired by any of its Affiliates;

(ii)	sell, transfer or otherwise dispose of any of its receivables in respect of the Charged Assets on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account in respect of the Charged Assets may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement in respect of the Charged Assets having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Clause 19.4(a) and Clause 19.4(b) above do not apply to:

(i)	the lease created pursuant to the Equipment Lease Agreement;

(ii)	any Security created pursuant to any Finance Document;

(iii)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)
any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned; or

(v)	any Security created with the consent of the Facility Agent (acting on the instructions of all the Lenders).

19.5	Disposals

(a)
The Borrower shall not (whether by a single transaction or a number of transactions (whether related or not) and whether voluntary or involuntary and whether at one time or over a period of time) sell, lease, transfer or otherwise dispose of all or any part of the Charged Assets.

(b)	Clause 19.5(a) above does not apply to:

(i)	the lease created pursuant to the Equipment Lease Agreement;

(ii)
(where the Borrower has not, without the approval of the Lenders, already transferred or agreed to transfer the Leased Equipment (or any part thereof) to any person) the transfer of the Leased Equipment to the Lessee upon the exercise by the Lessee of the option to purchase the Leased Equipment pursuant to the provisions of the Equipment Lease Agreement at the end of the lease contained therein, provided that:

(A)	no Event of Default has occurred and is continuing; and

(B)	an amount equal to the Minimum Amount will be applied to reduce the Loan in accordance with Clause 7.4 (Mandatory prepayment - Equipment Sale);

(iii)	the sale of any Leased Equipment (which is not replaced) to a purchaser other than the Lessee:

(A)	where no Event of Default has occurred and is continuing; and

(B)	where an amount equal to the Minimum Amount will be applied to reduce the Loan in accordance with Clause 7.4 (Mandatory prepayment - Equipment Sale); or

(iv)
any replacement of any unit of the Leased Equipment ("Existing Unit") made by the Lessee in accordance with the terms of the Equipment Lease Agreement with the prior written consent of the Borrower and the Majority Lenders:

(A)
which consent shall not be withheld if the costs of the proposed replacement unit(s), when aggregated with the costs of other replacement units effected in the same calendar year (if any) does not exceed US$50,000,000; or

(B)
which consent shall not be unreasonably withheld if the costs of the proposed replacement unit(s), when aggregated with the costs of other replacement units effected in the same calendar year (if any) exceeds US$50,000,000, but subject always, in each case of paragraphs (A) and (B) above, to the following conditions being satisfied:

(1)	no Event of Default has occurred and is continuing;

(2)	details of such proposed replacement is furnished to the Security Agent no later than 30 days before such proposed replacement;

(3)
each proposed replacement unit was manufactured by an Approved Manufacturer on or after the date on which the relevant Existing Unit was manufactured, is free and clear of liens and all other encumbrances, and has at least an equivalent or better value (including market value), remaining useful life, branding profile, utility and operating condition as that Existing Unit;

(4)	the Lenders having received a desktop valuation report prepared in accordance with the Valuation Basis in respect of each proposed replacement unit and each Existing Unit; or

(5)	each replacement unit shall form part of the Leased Equipment which is the subject of the Security under the Security Documents.

Each replacement unit which is effected in accordance with this paragraph (iv) is an "Approved Replacement Equipment".

The Security Agent shall, at the request of the Borrower, discharge the Security created in favour of the Security Agent over the relevant Existing Unit under the Charge over Equipment after Security has been created over the replacement unit in accordance with sub-paragraph (5) above.

The determination of a request for consent shall be notified to the Borrower by the Facility Agent (acting on the instructions of the Majority Lenders) within 15 days of the receipt of such request for replacement.

19.6	Security and guarantees

(a)	The Borrower shall, at its own expense, promptly take all such action:

(i)
for the purpose of perfecting or protecting the Finance Parties' rights under, and preserving the Security intended to be created or evidenced by, any of the Finance Documents, as the Facility Agent or the Security Agent may reasonably require; and

(ii)	for the purpose of facilitating the realisation of any of that Security, as the Facility Agent or the Security Agent may require,

including the execution of any transfer, conveyance, assignment or assurance of any Charged Asset and the giving of any notice, order or direction and the making of any registration which the Facility Agent or the Security Agent may reasonably require.

(b)	The Borrower shall not do or consent to the doing of, anything which might prejudice the validity, enforceability or priority of any of the Security created pursuant to the Security Documents.

19.7	Financial Indebtedness

(a)	The Borrower shall not grant (or agree to grant) or have outstanding any Financial Indebtedness.

(b)	Clause 19.7(a) above does not apply to any Financial Indebtedness arising under the Finance Documents and as permitted under Clause 19.11(b)(i).

19.8	Loans and Guarantees

The Borrower shall not:

(a)	make any loan, advance or provide any form of credit or financial accommodation, to any other person; or

(b)
give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability (whether actual or contingent) of any other person.

19.9	Covenants relating to the Leased Equipment

(a)
The Borrower shall ensure that the Lessee shall keep in good and marketable condition the Leased Equipment at its own expense and in the manner as specified by the manufacturer of the Leased Equipment in accordance with the terms of the Equipment Lease Agreement.

(b)
The Borrower shall ensure that the Lessee maintain each Leased Equipment in a way that the identification numbers appearing in the engine and in the chassis of that Leased Equipment, where applicable, are not destroyed and/or deleted or otherwise illegible.

(c)
The Borrower shall ensure that the Lessee keeps accurate, complete and updated records of all service and maintenance activities on the Leased Equipment and shall provided copies thereof to the Facility Agent on request.

(d)
The Borrower shall procure that there shall be no relocation of the Equipment whether by itself or the Lessee save for relocation to another facility of the Lessee within Singapore with prior written notice to the Security Agent, provided that all costs arising from such relocation (including but not limited to any administrative fees, additional duties, taxes and insurance coverage) are reconciled and promptly paid by the Lessee provided that the movement of Equipment between Fab 10 and Fab 10X shall not be considered to be such a relocation.

(e)	The Borrower shall, promptly upon becoming aware of the same, notify the Security Agent of any right of it or the Lessee arising to terminate or rescind the Equipment Lease Agreement.

(f)	The Borrower shall not:

(i)	amend, vary or waive (or agree to amend, vary or waive) any provision of the Equipment Lease Agreement;

(ii)	exercise any right to rescind, cancel or terminate the Equipment Lease Agreement;

(iii)	release the Lessee from any obligation under the Equipment Lease Agreement;

(iv)	waive any breach by the Lessee or consent to any act or omission which would otherwise constitute such a breach;

(v)	novate, transfer or assign any of its rights to any of the Charged Assets other than as permitted under the Finance Documents; or

(vi)
do, or omit to do, or suffer or permit, anything to be done which is likely to render the Equipment Lease Agreement to be or become, in any respect invalid, void or voidable, or which may be adverse to the interests of the Security Agent or any other Finance Parties under the Finance Documents.

19.10	Maximum advance ratio

(a)
The Borrower shall ensure and procure that the ratio of the outstanding Loan to the fair market value of the Leased Equipment (which is subject to the Charge over Equipment), as reflected by the valuation report delivered under Clause 18.6 (Inspection and Valuation Rights) will not at any time exceed 0.8 to 1 ("Maximum Advance Ratio").

(b)	In the event that the ratio is exceeded at any time, within 30 days of the Facility Agent giving notice of this to the Borrower, the Borrower shall:

(i)	credit directly into the Escrow Account an amount to be applied towards prepayment of the Loan; and/or

(ii)
increase the security value of the Leased Equipment (which is subject to the Charge over Equipment) by purchasing additional Equipment acceptable to the Lenders, and deliver valuation reports prepared in accordance with the Valuation Basis in respect of such purchased Equipment, such that immediately after such prepayment or purchase of additional Equipment, the Maximum Advance Ratio does not exceed 0.8 to 1. The amount credited into the Escrow Account pursuant to paragraph (i) above shall be applied towards the prepayment of the Loan on the next Repayment Date (or at the written request of the Borrower, may be applied immediately, together with any Break Costs payable thereon under Clause 10.4 (Break Costs)).

19.11	Change of business

(a)	The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower from that carried on at the date of this Agreement.

(b)
The Borrower shall ensure that it shall not trade, carry on any business, own any asset or incur any liability or obligation (actual or contingent, present or future), and enter into any contract other than:

(i)
as contemplated by or in connection with the purchase and lease of the Equipment under each Purchase Agreement, the Equipment Lease Agreement and the Finance Documents to which it is a party and in each case perform its obligations thereunder;

(ii)	incurring liability to pay Tax, where the liability is incurred in the ordinary course of activities which it is permitted to do under this Agreement, and paying that Tax;

(iii)	incurrence of professional fees and administrative costs on arm’s length and commercial terms and in the ordinary course of business;

(iv)	preparing reports to governmental authorities and as required under this Agreement;

(v)	holding meetings of its officers, directors, members or shareholders, as applicable;

(vi)	preparing corporate documentation required to maintain its separate corporate structure;

(vii)	an activity relating to any of the paragraphs (i) to (vi) above that does not involve the incurrence of any liabilities; and

(viii)	incurring reasonable operating expenses in the ordinary course of business in connection with the activities set out in this paragraph (b).

19.2	Insurance

(a)
The Borrower shall ensure that the Lessee shall procure and maintain the insurance for the Leased Equipment in accordance with Section 8 (Risk of Loss and Insurance) of the Equipment Lease Agreement (including, without limitation, ensuring that the Security Agent is named as a joint loss payee) for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(b)
The Borrower shall ensure that the Lessee, within 30 days of the purchase of an insurance policy, delivers to the Security Agent, the original certificate of insurance issued by the insurer or the insurance broker.

(c)
If the Borrower fails to procure the purchase or maintenance of any insurance required by this Clause 19.12 in relation to the Leased Equipment for the time being, the Security Agent (acting on the instructions of the Majority Lenders) may (but shall not be obliged to) purchase such insurance as may be necessary to remedy any such failure and the Borrower shall indemnify the Security Agent on demand against any costs or expenses incurred by it in purchasing any such insurance.

19.13	Sanctions

The Borrower will not, will ensure that the Guarantor will not, and will ensure that none of their respective Subsidiaries will, directly or indirectly:

(a)
use the proceeds of the facilities made available hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or in any other manner that would result in a violation of Sanctions by any Person; or

(b)
use or permit to be used any revenue or benefit derived from any activity or dealing, with any Person that is, or in any country or territory that is or whose government is, the subject of Sanctions in discharging any of the obligations under the Finance Documents.

20.	ESCROW ACCOUNT

20.1	Maintenance of Escrow Account

The Borrower shall:

(a)	at all times maintain the Escrow Account with the Account Bank;

(b)
ensure that (i) all Rent, (ii) an amount of the Net Sale Proceeds equal to the Minimum Amount, (iii) all Insurance Proceeds and (iv) all amounts which are to be applied towards prepayment of the Loan where the Borrower elects to remedy the breach of the Maximum Advance Ratio by way of prepayment under Clause 19.10(b)(i), whether as its sole option or together with the option under Clause 19.10(b)(ii) (where applicable) are credited into the Escrow Account in accordance with the terms and conditions specified in respect of each such amount under this Agreement; and

(c)
not at any time exercise any right or power conferred on it in respect of the Escrow Account in any manner which may be adverse to the interests of the Security Agent or any other Finance Parties under the Finance Documents.

20.2	Notice of Security Interests

(a)	The Borrower hereby gives notice to the Account Bank of the Security granted by it to the Security Agent over the Escrow Account.

(b)	Each of the Borrower and the Account Bank hereby acknowledges that all the Borrower's right, title and interest in and to the Escrow Account shall be charged and assigned to the Security Agent.

20.3	Restrictions on withdrawals

The Borrower shall not make or purport to make a withdrawal or transfer from, and the Account Bank shall not permit a withdrawal or transfer from, the Escrow Account unless:

(a)	no Event of Default has occurred and is continuing;

(b)	such withdrawal or transfer would not cause the Escrow Account to become overdrawn;

(c)	such withdrawal or transfer is for the purpose of:

(i)	repaying the Loan on a Repayment Date; or

(ii)
application of moneys in the Escrow Account in accordance with the provisions of Clauses 7.1 (Illegality), 7.4 (Mandatory Prepayment - Equipment Sale), 7.5 (Mandatory Prepayment - Insurance Proceeds), 7.6 (Mandatory Prepayment - Early Termination of Equipment Lease Schedule), 7.7 (Mandatory Prepayment - Termination of Equipment Lease Agreement, Change of Control, Reconstruction Events) or 19.10 (Maximum Advance Ratio) (the "Relevant Prepayment Provisions"); or

(iii)	(subject to Clause 20.3(f)) application of moneys in the Escrow Account to make a payment permitted or required to be made under Clause 19.11(b) of this Agreement, provided that:

(A)
(in the case of a payment to be made under Clause 19.11(b)(ii)) the tax receipt, assessment and/or other documents evidencing the amount required for such payment are provided to the Facility Agent prior to such withdrawal or transfer; and

(B)
(in the case of a payment to be made under Clause 19.11(b)(iii) to (viii)) subject to the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) being obtained (such consent not to be unreasonably withheld);

(d)
the Borrower irrevocably authorises each of the Account Bank and the Facility Agent to apply the moneys standing to the credit of the Escrow Account towards any of the purposes specified in Clause 20.3(c) above;

(e)	no sum may be withdrawn from the Escrow Account except as expressly permitted or required by this Agreement; and

(f)
moneys which have been credited to the Escrow Account pursuant to any of the Relevant Prepayment Provisions shall not be permitted to be withdrawn save for the purposes of repayment or prepayment of the Loans (including interest and all other amounts accrued and payable thereon) in accordance with the Relevant Prepayment Provisions.

20.4	Account Mandate

The Account Bank hereby agrees that it shall maintain the Escrow Account in accordance with:

(a)	any mandate agreed between the Borrower and the Account Bank;

(b)	its normal banking practices; and

(c)	the provisions of the Finance Documents,

provided that, if there is any conflict between the Finance Documents and any mandate agreed between the Borrower and the Account Bank or the Account Bank's normal practices, the provisions of the Finance Documents shall prevail but only to the extent that the Account Bank would not be in breach of any law as a result.

20.5	Obligations of the Borrower

Neither the existence of the Escrow Account, nor the insufficiency of funds in the Escrow Account, nor any inability to apply any funds in the Escrow Account towards the relevant payment, shall affect the obligation of the Borrower to make all payments required to be made to the Facility Agent on the due date for such payments in accordance with the Finance Documents.

20.6	Currency

(a)
The Borrower shall direct the Account Bank to convert monies received by it or paid by it or paid on its behalf to the Account Bank for crediting to an account opened by it which is not denominated in United States Dollars into United States Dollars.

(b)
If requested by the Borrower, the Account Bank may effect foreign exchange transactions in relation to funds to be withdrawn from the Escrow Account at the rate of exchange then prevailing in the market in accordance with the Account Bank's normal operating practices in order that the Borrower may satisfy its obligations as and when such obligations may arise in a currency other than United States Dollars.

(c)	Any incidental costs of making such conversion in Clauses 20.6(a) and 20.6(b) above, shall be borne by the Borrower.

20.7	Access to Escrow Account

The Borrower irrevocably grants to each of the Facility Agent and the Security Agent access to review the books and records relating to the Escrow Account and irrevocably waives any right of confidentiality which may exist in respect of such books and records to the extent necessary to allow disclosure of such books and records to each of the Facility Agent and the Security Agent. The Borrower authorises the Account Bank to give each of the Facility Agent and the Security Agent unrestricted access to review such books and records held by the Account Bank and to provide to each of the Facility Agent and the Security Agent, without any reference to or any further authority from the Borrower and without any enquiry from it as to the justification for such disclosure, such information relating to the Escrow Account as each of the Facility Agent and the Security Agent may reasonably request such Account Bank to disclose to it.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 (Events of Default) is an Event of Default.

21.1	Non-payment

The Borrower or the Guarantor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within five (5) Business Days of its due date.

21.2	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (i) the Facility Agent giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

21.3	Misrepresentation

(a)
Any representation or statement made or deemed to be made by or on behalf of the Borrower, the Guarantor or the Lessee in the Finance Documents or any other document delivered by or on behalf of the Borrower, the Guarantor or the Lessee under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)
No Event of Default under paragraph (a) above will occur if that misrepresentation or misstatement, or the circumstance giving rise to it, is/are capable of remedy and is/are remedied within 30 Business Days of the date on which the Facility Agent (acting on the instructions of all the Lenders) notifies the Borrower of the occurrence of that misrepresentation or misstatement or the circumstance giving rise to it.

21.4	Cross acceleration

Any Financial Indebtedness of the Borrower or the Lessee in an aggregate amount in excess of US$100,000,000 (taking into account the Financial Indebtedness of the Borrower and the Lessee) is accelerated because of a default with respect to such Financial Indebtedness without such Financial Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled within a period of 30 days.

21.5	Insolvency

(a)
The Borrower, the Guarantor or the Lessee is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower, the Guarantor or the Lessee is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower, the Guarantor or the Lessee.

21.6	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower, the Guarantor or the Lessee;

(ii)	a composition, assignment or arrangement with any creditor of the Borrower, the Guarantor or the Lessee;

(iii)
the appointment of a liquidator, receiver, administrator, judicial manager, administrative receiver, compulsory manager or other similar officer in respect of the Borrower, the Guarantor or the Lessee or any of their assets; or

(iv)	enforcement of any Security over the Charged Assets,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious in nature and is unconditionally discharged or dismissed within 30 days of commencement.

21.7	Creditors' process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any Charged Asset of the Borrower or the Lessee and is not discharged within five (5) days.

21.8	Nationalisation

Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of any part of the Charged Assets or the issued shares in the capital of the Borrower or the Lessee.

21.9	Cessation of Business

The Borrower, the Guarantor or the Lessee ceases to carry on its business as a going concern.

21.10	Unlawfulness

(a)	It is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under the Finance Documents to which it is a party.

(b)	Any obligation or obligations of the Borrower or the Guarantor under any Finance Document is/are not or cease to be legal, valid, binding or enforceable.

21.11	Repudiation or rescission of agreements

(a)
The Borrower or the Guarantor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document to which it is a party or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security in whole or in part.

(b)
Any party to a Purchase Agreement and the Equipment Lease Agreement rescinds or purports to rescind or repudiate the relevant Purchase Agreement or the Equipment Lease Agreement or evidences an intention to rescind or repudiate the relevant Purchase Agreement or the Equipment Lease Agreement in whole or in part.

21.12	Governmental Intervention

By or under the authority of any government, the Borrower or the Lessee is declared by the Minister of Finance to be a company to which Part IX of the Companies Act (Chapter 50 of Singapore) applies.

21.13	Security

Any Security Document or any guarantee in or any subordination under any Finance Document is not in full force and effect or any Security Document does not create in favour of any Finance Party the Security which it is expressed to create with the ranking and priority it is expressed to have or any Security is in jeopardy.

21.14	Equipment Lease Agreement

Any Lease Agreement Event of Default (other than Lease Agreement Events of Default which are Prepayment Events), including but not limited to those under Section 21(a), (c), (d) and (e) of the Equipment Lease Agreement, occurs.

21.15	Leased Equipment

(a)	The Borrower ceases to be owner of any of the Leased Equipment.

(b)	The Borrower ceases to have valid and marketable title to any of the Leased Equipment.

(c)	Paragraphs (a) and (b) above shall not apply to any disposals of the Leased Equipment permitted under this Agreement.

21.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon it shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the "Existing Lender") may:

(a)	assign all or any of its rights; or

(b)	transfer by novation all or any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (in each case, including, without limitation, any of its Affiliates) (the "New Lender"). No Lender shall assign or transfer its rights or obligations to any entity which, to its knowledge, is a competitor of the Guarantor, which is in the business of designing, building or licensing semiconductor technologies, Provided That nothing herein shall oblige the Facility Agent to carry out any checks to ascertain whether any New Lender is a competitor of the Guarantor. The relevant Existing Lender may, if it so wishes, but is not obliged to, procure a confirmation from the Borrower as to whether the proposed New Lender is such a competitor.

22.2	Conditions of assignment or transfer

(a)	Subject to paragraph (b) below, the consent of the Borrower and the Guarantor is not required for an assignment or transfer by the Lender.

(b)	At any time prior to the earlier to occur of:

(i)	Utilisation by the Borrower of the whole of the Available Facility; and

(ii)	the last day of the Availability Period,

any Lender may assign or transfer to one or more assignees or transferees all or a portion of its rights and obligations under this Agreement with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), provided that the Borrower shall be deemed to have consented to any such assignment or transfer unless it shall object thereto by written notice to the Facility Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment or transfer to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, to any other assignee or transferee.

(c)
An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders)) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender, subject to the compliance of such "know your customer" or other similar procedures as may be necessary to be undertaken by the Facility Agent on such Lender(s).

(d)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for assignment and transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower or the Guarantor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$5,000 (excluding any applicable goods and services tax).

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower, the Guarantor or the Lessee;

(iii)	the performance and observance by the Borrower, the Guarantor or the Lessee of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower or the Guarantor and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of the Borrower or the Guarantor and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower or the Guarantor of its obligations under the Finance Documents or otherwise.

22.5	Procedure for assignment and transfer

(a)
Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer), an assignment or a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender at least five (5) Business Days prior to the Transfer Date. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to assign and/or transfer by novation its rights and obligations under the Finance Documents the Borrower, the Guarantor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
the Borrower, the Guarantor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower, the Guarantor and the New Lender have assumed and/or acquired the same in place of the Borrower, the Guarantor and the Existing Lender;

(iii)
the Facility Agent, the Security Agent, the Account Bank, the Mandated Lead Arrangers and Bookrunners, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and/or transfer and to that extent the Facility Agent, the Security Agent, the Account Bank, the Mandated Lead Arrangers and Bookrunners and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

(c)	Any consent, waiver or decision given or made by the Existing Lender prior to such assignment or transfer will be binding on the New Lender.

22.6	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from the Borrower or the Guarantor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower or the Guarantor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

22.7	Disclosure of information

Without prejudice to the Finance Parties' rights to disclose information relating to the Borrower or the Guarantor whether under the common law or the Banking Act (Chapter 19 of Singapore) (as amended or re-enacted from time to time, the "Banking Act") or otherwise, the Borrower and the Guarantor consent, to each Finance Party, its officers (as defined in the Banking Act) and agents and all persons to whom Section 47 of the Banking Act applies, disclosing any information relating to the Borrower, the Guarantor and the Finance Documents and any Security therefor as that Finance Party shall consider appropriate for any such purposes as it thinks fit, and any other information (including personal data) relating to the Borrower, the Guarantor and the account relationship (including deposit accounts) and/or dealing relationship of the Borrower and the Guarantor with that Finance Party, including but not limited to details of the Facility, any Finance Document, any security taken, transactions undertaken and balances and positions with the Finance Party to:

(a)	any of that Finance Party's or a Related Party's (as defined below) agents, contractors or third party service providers or professional advisers, whether in Singapore or outside Singapore;

(b)
that Finance Party's head office, branches, representative offices, Subsidiaries, related corporations or Affiliates, in Singapore or any other jurisdiction (collectively the "Related Parties" and each a "Related Party") for any database or data processing purposes or other purposes in connection with that Finance Party's operations or businesses, notwithstanding that a Related Party's principal place of business may be outside of Singapore or that the information relating to the Borrower or the Guarantor following disclosure may be collected, held, processed or used by any Related Party in whole or in part outside of Singapore;

(c)
any regulatory, supervisory, administrative, governmental, quasi-governmental or other agency, authority, court of law, tribunal or person, in Singapore or any other jurisdiction, where such disclosure is required by law, regulation, judgement or order of court or order of any tribunal;

(d)
any actual or potential New Lender or other assignee or transferee of any rights and obligations of a Lender or other participants in any of its rights and/or obligations under or relating to the Facility, this Agreement or any other Finance Document and any security therefor for any purposes connected with the proposed assignment or transfer, or any agent or legal or financial adviser of any of the foregoing;

(e)	any person who is succeeding (or may potentially succeed) the Facility Agent, the Security Agent or the Account Bank;

(f)
any insurer or insurance broker (whether of that Finance Party, any Related Party, the Borrower, the Guarantor or otherwise) or any direct or indirect provider of credit protection to that Finance Party or Related Party;

(g)	any provider of any Security or guarantee for the Facility;

(h)
any rating agency (solely for the purpose of providing a confidential private rating of this Agreement or the Loans to a particular Lender(s) or in connection with such rating agency’s rating of a particular Lender(s));

(i)	the Borrower, the Guarantor or the Lessee;

(j)	any of that Finance Party's Affiliates, the Account Bank, the Borrower, the Guarantor and any other person:

(i)
with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement, the Borrower or the Guarantor, or any agent or legal or financial adviser of any of the foregoing; or

(ii)	who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act;

(k)	any receiver or receiver and manager appointed by that Finance Party;

(l)	whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.6 (Security over Lenders' rights);

(m)	any credit bureau of which that Finance Party is a member and/or any other member(s) of such credit bureau; or

(n)	any other person to whom that Finance Party is under a duty to make such disclosure.

This Clause 22.7 is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with the Borrower or the Guarantor for a higher degree of confidentiality than that prescribed in Section 47 of the Banking Act and in the Third Schedule to the Banking Act.

22.8	Universal Succession (Assignments and Transfers)

(a)
Without prejudice to this Clause 22 (Changes to the Lenders), if a Lender is to be merged with any other person by universal succession, such Lender shall, at its own cost within 45 days of that merger furnish to the Facility Agent:

(i)
an original or certified true copy of a legal opinion issued by a qualified legal counsel practicing law in its jurisdiction of incorporation confirming that all such Lender's assets, rights and obligations generally have been duly vested in the succeeding entity who has succeeded to all relationships as if those assets, rights and obligations had been originally acquired, incurred or entered into by the succeeding entity; and

(ii)
an original or certified true copy of a written confirmation by either the Lender's legal counsel or such other legal counsel acceptable to the Facility Agent and for the benefit of the Facility Agent (in its capacity as facility agent of the Lenders) that the laws of Singapore and of the jurisdiction in which the Facility Office of such Lender is located recognise such merger by universal succession under the relevant foreign laws, whereupon a transfer and novations of all such Lender's assets, rights and obligations to its succeeding entity shall have been or be deemed to have been duly effected as at the date of the said merger.

(b)
If such Lender, in a universal succession, does not comply with the requirements under this Clause 22.8 (Universal Succession (Assignments and Transfers)), the Facility Agent has the right to decline to recognise the succeeding entity and demand such Lender and the succeeding entity to either sign and deliver a Transfer Certificate to the Facility Agent evidencing the disposal of all rights and obligations of such Lender to that succeeding entity, or provide or enter into such documents, or make such arrangements acceptable to the Facility Agent (acting on the advice of the Lender’s legal counsel (any legal costs so incurred shall be borne by the relevant Lender)) in order to establish that all rights and obligations of the relevant Lender under this Agreement have been transferred to and assumed by the succeeding entity.

23.	CHANGES TO THE BORROWER AND THE GUARANTOR

Neither the Borrower nor the Guarantor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.	ROLE OF THE FACILITY AGENT AND THE MANDATED LEAD ARRANGERS AND BOOKRUNNERS

24.1	Appointment of the Facility Agent

(a)	Each other Finance Party appoints the Facility Agent to act as its facility agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default or a Prepayment Event and stating that the circumstance described is a Default or a Prepayment Event, it shall promptly notify the Finance Parties.

(d)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent and the Mandated Lead Arrangers and Bookrunners) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(f)
Each Party agrees that the Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which the Facility Agent is party (and no others shall be implied).

24.3	Roles of the Mandated Lead Arrangers and Bookrunners

Except as specifically provided in the Finance Documents, none of the Mandated Lead Arrangers and Bookrunners has any obligation of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent or any Mandated Lead Arranger and Bookrunner as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent and the Mandated Lead Arrangers and Bookrunners shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Guarantor and its Subsidiaries

The Facility Agent and the Mandated Lead Arrangers and Bookrunners may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Guarantor or the Lessee or any of their respective Subsidiaries.

24.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as facility agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it believes it has received as facility agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent and the Mandated Lead Arrangers and Bookrunners are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a duty of confidentiality.

24.7	Majority Lenders' instructions

(a)
Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation

Neither the Facility Agent, nor any of the Mandated Lead Arrangers and Bookrunners:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information supplied by the Facility Agent, the Mandated Lead Arrangers and Bookrunners, the Borrower, the Guarantor or any other person given in or in connection with the Information Package or any Finance Document; or

(b)
is responsible for the legality, validity, effectiveness, adequacy, accuracy, genuinity, completeness and/or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9	Exclusion of liability

(a)
Without limiting paragraph (b) below, the Facility Agent will not be liable for any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Right of Third Parties) Act (Chapter 53B of Singapore).

(c)
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Facility Agent, the Security Agent or the Mandated Lead Arrangers and Bookrunners to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent, the Security Agent and the Mandated Lead Arrangers and Bookrunners that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Agent or the Mandated Lead Arrangers and Bookrunners.

24.10	Lenders' indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days of demand, against any fees, remuneration, cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (including acting or relying on any notice or request) (unless the Facility Agent has been reimbursed by the Borrower or the Guarantor pursuant to a Finance Document).

24.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in Singapore as successor by giving notice to the other Finance Parties and the Borrower.

(b)
Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent acceptable to the Borrower (acting reasonably).

(c)
If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent (acting through an office in Singapore) acceptable to the Borrower (acting reasonably).

(d)
The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24 and the rights and protection of the Facility Agent in this Agreement and the Finance Documents. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

24.12	Confidentiality

(a)
In acting as facility agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

24.13	Relationship with the Lenders

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower or the Guarantor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Mandated Lead Arrangers and Bookrunners that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Guarantor and the Borrower;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Information Package or any Finance Document.

24.15	Deduction from amounts owing

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.16	Transfer Certificate

Each Party (except for the Lender and any bank, financial institution, trust, fund or other entity which is seeking the relevant transfer in accordance with Clause 22 (Changes to the Lenders)) irrevocably authorises the Facility Agent to sign each Transfer Certificate on its behalf.

24.17	Anti-Money Laundering and Terrorism

For so long as DBS Bank Ltd. or any of its Affiliates is the Facility Agent, the Facility Agent may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any DBS Group policy which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of funds paid into or out of accounts. In certain circumstances, such action may delay or prevent the processing of instructions, the settlement of transactions over the accounts or the Facility Agent's performance of its obligations under these Finance Documents. Where possible, the Facility Agent will use reasonable endeavours to notify the relevant parties of the existence of such circumstances. Neither the Facility Agent nor any delegate of the Facility Agent will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by the Facility Agent or any delegate of the Facility Agent pursuant to this Clause. For the purposes of this Clause, the “DBS Group” means DBS Bank Ltd., its subsidiaries and associated companies.

24.18	Special Damages and Consequential Loss

Notwithstanding any other term or provision of this Agreement to the contrary, the Facility Agent shall not in any event be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever, whether or not foreseeable, or for any loss of business, goodwill, opportunity or profit, whether arising directly or indirectly and whether or not foreseeable, even if the Facility Agent is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Clause shall survive the termination or expiry of this Agreement or the resignation or removal of the Facility Agent.

24.19	Force Majeure

Notwithstanding anything to the contrary in this Agreement, neither the Facility Agent nor the Security Agent shall in any event be liable for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any circumstances beyond the control of the Facility Agent or (as the case may be) the Security Agent, including without limitation, existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system.

24.20	Regulatory Position

Nothing in this Agreement shall require the Facility Agent to carry on an activity of the kind specified by any provision of Part I of Schedule 2 of the Securities and Futures Act (Cap. 289) of Singapore, or to lend money to the Borrower in its capacity as Facility Agent.

24.21	Money held as banker

The Facility Agent shall be entitled to deal with money paid to it by any person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of the money.

24.22	Abatement of fees

The fees, commissions and expenses payable to the Facility Agent for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Facility Agent (or by any of its associates) in connection with any transaction effected by the Facility Agent with or for the Lenders, the Mandated Lead Arrangers and Bookrunners, the Account Bank or the Borrower.

24.23	Facsimile Indemnity

Where instructions, information, communications or other documents are given or sent by way of facsimile (or as otherwise agreed), the fact that a transmission report produced by the originator of such transmission discloses that the transmission was sent will not be sufficient proof of receipt by the Facility Agent. When the Facility Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the wire transfer of funds) sent by facsimile or other agreed form of data transmission, the Facility Agent, in the absence of gross negligence, shall not be responsible or liable in the event such communication is not an authorised or authentic communication of the Lenders or is not in the form the Lenders sent or intended to send (whether due to fraud, distortion or otherwise). The Lenders shall jointly and severally indemnify the Facility Agent against any and all actions, losses, costs, charges, liabilities, claims, demands or expenses (including legal fees and expenses) of any and every kind which may at any time hereafter be incurred by the Facility Agent in consequence of its accepting and acting in accordance with any such instructions, information, communications or documents given or sent as aforesaid whether or not such instructions, information, communications or documents were given or sent or purported to have been given or sent by the Lenders or other person duly authorized to give such instructions, information, communications or documents except where such actions, losses, costs, charges, liabilities, claims, demands or expenses are incurred as a result of the gross negligence of the Facility Agent.

24.24	Data Protection

Each of the Guarantor and the Borrower (together the "Obligors") consents to the Finance Parties, their respective agents and authorised service providers as well as relevant third parties, collecting, using and disclosing the Personal Data of the individual representatives of their company, which the Guarantor and the Borrower may provide to the Finance Parties (including the Facility Agent) from time to time in the course of its relationship with the Finance Parties and in connection with the Finance Documents for the following purposes (collectively, the “Purposes”):

(a)	verification of the relevant Obligor’s identity for the purpose of the Finance Parties’ provision of the Facility under the Finance Documents;

(b)	facilitating the verification and checks of the Personal Data in order for the Finance Parties to provide the Borrower with the Facility under the Finance Documents;

(c)	preventing, detecting and investigating crime, including fraud and any form of financial crime, and analysing and managing other commercial risks;

(d)	facilitating the Finance Parties’ provision of the Facility to the Borrower under the Finance Documents;

(e)	any other purpose directly or relating to any of the above or in connection with the Facility provided to the Borrower under the Finance Documents; and

(f)
such purposes as set out in the relevant Finance Party’s prevailing policies, circulars, notices or guidelines relating to personal data (as may be amended from time to time) (collectively, the “Personal Data Documentation”), copies of which are provided to the Obligors from time to time.

Where the Personal Data which the Obligors provide was/is collected by the Obligors or from third party sources, each of the Obligors confirms and agrees that:

(i)	the relevant consents for the Purposes have been procured by it from all relevant individuals to whom the Personal Data relates; and

(ii)	it will provide all relevant individuals with copies of the Personal Data Documentation for their perusal.

24.25	No duty to monitor

The Facility Agent shall not have any duty to monitor:

(a)	whether any Default has occurred;

(b)	the performance, default or breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

24.26	Compliance

Notwithstanding any other provision of this Agreement, each of the Facility Agent and Security Agent shall be entitled to take any action or to refuse to take any action which the Facility Agent and/or (as the case may be) the Security Agent regard as necessary for the Facility Agent and/or (as the case may be) the Security Agent to comply with any applicable law, regulation or fiscal requirement or FATCA, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

24.27	Information Collection and Sharing

The Obligors agree to provide to the Facility Agent and the Security Agent, and consent to the collection, use and processing by the Facility Agent and the Security Agent of, any authorisations, waivers, forms, documentation and other information, relating to its status, or otherwise required to be reported, under FATCA ("FATCA Information"). The Obligors further consent to the disclosure, transfer and reporting of such FATCA Information to any relevant government or taxing authority, any member of the DBS Group, any sub-contractors, agents, service providers or associates of the DBS Group, and any person making payments to the Facility Agent and/or (as the case may be) the Security Agent or a member of the DBS Group, including transfers to jurisdictions which do not have strict data protection or similar laws, to the extent that the Facility Agent and/or (as the case may be) the Security Agent reasonably determines that such disclosure, transfer or reporting is necessary or warranted to facilitate compliance with FATCA. The Obligors agree to inform the Facility Agent and the Security Agent promptly, and in any event, within 30 days, in writing if there are any changes to the FATCA Information supplied to the Facility Agent and/or (as the case may be) the Security Agent from time to time. The Obligors warrant that each person whose FATCA Information it provides (or has provided) to the Facility Agent and/or (as the case may be) the Security Agent has been notified of and agreed to, and has been given such other information as may be necessary to permit, the collection, use, processing, disclosure, transfer and reporting of their information as set out in this clause. The Facility Agent and the Security Agent each reserves the right to require the Obligors to produce documentary proof of the consents obtained from such persons, upon reasonable request made by the Facility Agent and/or (as the case may be) the Security Agent from time to time. For the purposes of this clause, the "DBS Group" means DBS Bank Ltd., its subsidiaries and associated companies.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Borrower or the Guarantor other than in accordance with Clause 27 (Payment Mechanics) or (as the case may be) Clause 2.1 (Order of Application) of the Security Agency Deed and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Security Agent or (as the case may be) the Facility Agent;

(b)
the Facility Agent or (as the case may be) the Security Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent or (as the case may be) the Security Agent and distributed in accordance with Clause 27 (Payment Mechanics) or (as the case may be) Clause 2.1 (Order of Application) of the Security Agency Deed, without taking account of any Tax which would be imposed on the Security Agent or the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments) or (as the case may be) Clause 2.1 (Order of Application) of the Security Agency Deed.

26.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower or (as the case may be) the Guarantor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments) or (as the case may be) Clause 2.1 (Order of Application) of the Security Agency Deed.

26.3	Recovering Finance Party's rights

(a)
On a distribution by the Facility Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower or (as the case may be) the Guarantor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower or (as the case may be) the Guarantor will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5	Exceptions

(a)
This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower or (as the case may be) the Guarantor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27.	PAYMENT MECHANICS

27.1	Payments to the Facility Agent

(a)
On each date on which the Borrower, the Guarantor or a Lender is required to make a payment under a Finance Document, the Borrower, the Guarantor or (as the case may be) that Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

27.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower and the Guarantor) and Clause 27.4 (Clawback), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency or in Singapore.

27.3	Distributions to the Borrower and the Guarantor

The Facility Agent may (with the consent of the Borrower or the Guarantor or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower or (as the case may be) the Guarantor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower or (as the case may be) the Guarantor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

27.5	Partial payments

(a)
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower or the Guarantor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower or (as the case may be) the Guarantor under the Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Security Agent and the Mandated Lead Arrangers and Bookrunners under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	lastly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower or the Guarantor.

27.6	No set-off by the Borrower and the Guarantor

All payments to be made by the Borrower and the Guarantor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day (including (if any Repayment Date is not a Business Day) any payment which is due to be made on a Repayment Date) shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to Clauses 27.8(b) to 27.8(e) below, US Dollars is the currency of account and payment for any sum due from the Borrower or the Guarantor under any Finance Document.

(b)	A repayment of a Loan or an Unpaid Sum or a part of a Loan or an Unpaid Sum shall be made in the currency in which that Loan or that Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

27.9	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

(a)	the Borrower or (as the case may be) the Guarantor to pay all sums due under any Finance Document; or

(b)	the Facility Agent to pay all sums received or recovered from the Borrower or (as the case may be) the Guarantor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

28.	SET-OFF

A Finance Party may, without prior notice, set off any matured obligation due from the Borrower or the Guarantor under the Finance Documents against any matured obligation owed by that Finance Party to the Borrower or (as the case may be) the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the relevant Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail (“email”) (including scanned copies of executed documents and other attachments), fax or letter.

29.2	Addresses

The email address, address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of the Guarantor, that identified with its name in the Security Agency Deed;

(c)	in the case of each Lender, that identified with its name below or as otherwise notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of the Mandated Lead Arrangers and Bookrunners, the Facility Agent and the Security Agent, that identified with its name below,

or any substitute email address, address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of email, only when received in legible form by at least one of the relevant email addresses of the person(s) to whom the communication is made;

(ii)	if by way of posting by any Party on a Deal Site, one Business Day after such posting;

(iii)	if by way of fax, when received in legible form; or

(iv)	if by way of letter, when it has been left at the relevant address or five (5) days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, (in the case of paragraphs (iii) and (iv) above) if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer (or any substitute department or officer as the relevant Party may specify for this purpose).

(b)
Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by it and then only if it is sent to the correct email address(es) or, in the case of a fax or a letter, expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to the Borrower or (as the case may be) the Guarantor under the Finance Documents (other than the Security Documents) shall be sent through the Facility Agent.

(d)
Any communication or document made or delivered to the Borrower or the Guarantor in accordance with this Clause 29.3 will be deemed to have been made or delivered to the Borrower or (as the case may be) the Guarantor.

29.4	Use of a Deal Site by the Facility Agent

(a)	The Facility Agent may elect that:

(i)	any Lender may satisfy its obligations under this Agreement to deliver any information to the Facility Agent; and/or

(ii)	the Facility Agent may satisfy its obligations under this Agreement to deliver any information to any Lender,

by posting such information on an electronic website designated by the Facility Agent for such purpose (the "Deal Site") by notifying each such affected Lender of its intention that such Deal Site be used for such purpose (whereupon each such Lender or the Facility Agent may so satisfy such obligations).

(b)	Any costs and expenses incurred by the Facility Agent in relation to the Deal Site shall be for the account of the Facility Agent and the Lenders.

(c)
The Facility Agent shall, at its discretion or upon request of the relevant Party, disclose the website (or other electronic) address of and any relevant password specifications for the Deal Site ("Access Information") to one or more officers, directors, employees or other representatives ("Representatives") of each Party that the Facility Agent has elected to deliver information to or receive information from through the Deal Site.

(d)	Each Party using the Deal Site agrees to:

(i)	keep all Access Information confidential and not to disclose it to anyone, other than such of its Representatives as it has requested the Facility Agent to provide Access Information to; and

(ii)	ensure that all persons to whom they give access can properly receive the information available on the Deal Site, including (in the case of a Lender) under Clause 22.7 (Disclosure of Information).

(e)
If the Deal Site is not available for any reason, promptly following this being brought to its attention, the Facility Agent shall provide communications to the affected Parties by another means as contemplated by this Clause 29. A Party will notify the Facility Agent promptly if it is (despite being in receipt of the relevant Access Information) unable to access or use the Deal Site or if it becomes aware that the Deal Site is or has been infected by an electronic virus or similar software.

(f)
Each of the Parties agrees that: (i) the Facility Agent shall not be liable for any cost, loss or liability incurred by any Party as a result of its access or use of the Deal Site or its inability to access or use the Deal Site; and (ii) the Facility Agent is under no obligation to monitor access to or the availability of the Deal Site.

(g)
The Facility Agent may terminate a Deal Site at any time. If such termination occurs whilst amounts remain outstanding under the Facilities the Facility Agent shall (unless such termination arises as a result of technical failure of the Deal Site (including as a result of infection by an electronic virus or similar software) or as a result of a concern as to the security and confidentiality of the Deal Site), if reasonably practicable, give not less than 5 days' prior notice to each affected Party of such termination.

29.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be in English.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)
Subject to Clause 33.2 (Exceptions), any term of a Finance Document may be amended or waived only with the consent of the Majority Lenders and the Borrower or (as the case may be) the Guarantor and any such amendment or waiver will be binding on all Parties to such Finance Document.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower or the Guarantor other than in accordance with Clause 23 (Changes to the Borrower and the Guarantor);

(vi)	the release of any guarantee or Security created pursuant to any Security Document or of any Charged Assets;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Finance Parties), or this Clause 33; or

(ix)	the nature or the scope of the Guaranty,

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Agent or any Mandated Lead Arranger and Bookrunner may not be effected without the consent of the Facility Agent, the Security Agent or (as the case may be) such Mandated Lead Arranger and Bookrunner.

34.	BAIL-IN

34.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

37.	ENFORCEMENT

37.1	Jurisdiction of Singapore courts

The courts of Singapore have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

37.2	Venue

The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

37.3	Other competent jurisdiction

This Clause 37 (Other competent jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.